Exhibit 5.1

[WSGR Letterhead]

May 21, 2010

Microtune, Inc.

2201 10th Street

Plano, Texas 75074

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Microtune, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about May 21, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company’s common stock, par value $0.001 per share, reserved for issuance pursuant to the Company’s 2010 Stock Plan (the “2010 Stock Plan”), and 250,000 shares of the Company’s common stock (collectively, the “Shares”) reserved for issuance pursuant to the Company’s 2010 Director Stock Plan (the “Director Stock Plan” and together with the 2010 Stock Plan, the “Plans”).

In our capacity as legal counsel to the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plans. It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati